Exhibit 5.1

[Letterhead of Ritch Mueller, S.C.]

February 15, 2006

Grupo Aeroportuario del Pacífico, S.A. de C.V.

Avenida Mariano Otero No. 1249 ala B piso 6,

Condominios Centro Torre Pacífico,

Col. Rinconada del Bosque,

C.P. 45140, Guadalajara, Jalisco.

Ladies and Gentlemen:

                We have acted as your special Mexican counsel and as special Mexican counsel to Nacional Financiera, S.N.C., as trustee of trust number 5118-4 established on August 24, 1999 (“NAFIN”), in connection with the offering by NAFIN of (i) Series B shares of common stock, without par value ( the “Shares”) issued by Grupo Aeroportuario del Pacífico, S.A. de C.V. (the “Company”), a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States, and (ii) American Depositary Shares, each representing ten (10) Shares (“ADSs”).  We are giving this opinion in connection with the registration statement (the “Registration Statement”) on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission on February 3, 2006 pursuant to the U.S. Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules”).

                For purposes of this opinion, we have examined (i) the certificate of incorporation (escritura constitutiva) of the Company and the current corporate by-laws (estatutos sociales) of the Company (subject to and assuming the due formalization and registration of the amendment to the Company by-laws approved in the Company shareholders meeting dated February 2, 2006) and (ii) such other documents and certificates as we have deemed necessary for the purposes of the opinions expressed below.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

                We express no opinion as to the laws of any jurisdiction other than the United Mexican States.

                Based upon the assumptions and qualifications expressed herein and subject to the foregoing, we are of the opinion that once (i) the certificates evidencing the Shares are duly issued and signed, and (ii) such Shares are duly registered in the Company Shareholder Registry, which issuance, signing and registry are expected to occur prior to the sale of the Shares by NAFIN, the Shares, when sold by NAFIN as the selling shareholder, will be duly and validly authorized and issued by the Company, fully paid and non-assessable

                We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the captions “Enforceability of Civil Liabilities” and “Validity of Securities” in the Prospectus contained in Part I of the Registration Statement.  In giving this consent, we do not agree that we come within the category of persons whose consent is required by the 1933 Act or the Rules.

Very truly yours,

RITCH MUELLER, S.C.

/s/ JAMES E. RITCH G.A.
By: James E. Ritch G.A.
Partner